EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


(In thousands except                                     Three Months Ended
per share amounts)                              March 31, 1997    March 31, 1996
                                                --------------    --------------
PRIMARY

     Average shares outstanding                     12,950             12,821

     Net effect of dilutive stock options--
         based on the treasury stock method
         using average market price                    396                472
                                                       ---               ----

                                    TOTAL           13,346             13,293
                                                    ======             ======

Net income                                         $ 2,670            $ 2,899
                                                    ======              =====

Per share amount                                     $ .20              $ .22
                                                      ====               ====

FULLY DILUTED

     Average shares outstanding                     12,950             12,821

     Net effect of dilutive stock  options--
        based on the treasury stock method
        using the quarter-end market price,
        if higher than the average market price        396                543
                                                       ---                ---

                                    TOTAL           13,346             13,364
                                                    ======             ======

Net income                                          $2,670             $2,899
                                                    ======             ======

Per share amount                                      $.20               $.22
                                                      ====               ====

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